Exhibit 10.19.1
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of November 21, 2008 by and between Continental Casualty Company, an Illinois insurance company (“Company”), and James R. Lewis (“Executive”), as an amendment to that certain Employment Agreement, dated as of October 26, 2005 (“Employment Agreement”):
W I T N E S S E T H:
     WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect certain changes in the terms and conditions of Executive’s employment as further provided hereinbelow;
     NOW, THEREFORE, for good and valuable consideration, as well as the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
1. Section 1 of the Employment Agreement is hereby amended so that the Term of Executive’s employment is to expire on January 1, 2009, rather than December 31, 2008.
2. Section 3(e) of the Employment Agreement is hereby deleted and replaced in its entirety with the following language:
For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c) and 3(d) hereof, the provisions of the Plan relating to the deferral of payments to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision shall apply. The Company will defer until the first tax year in which it reasonably anticipates, or should reasonably anticipate, that deductibility is not limited by said Section 162(m) the payment of all compensation to which Executive is entitled under this Agreement and/or the Plan which the Company reasonably anticipates would be non-deductible under said Section 162(m) or any successor provision with respect to deductibility of executive compensation if paid in the tax year in which it would otherwise be payable; provided that such amounts shall in any event be paid not later than the period beginning on the date on which Executive separates from service (as defined in Section 409A of the Code) and ending on the later of the last day of the year in which the Executive separates from service or the fifteenth day of the third month following the separation from service; and provided further, that if any payment is deferred pursuant to this Section 3(e) until after Executive has separated from service and Executive is a specified employee as defined in Section 409A on the date of the separation from service, the preceding proviso shall be applied by substituting the day that is six months after Executive’s separation from service for the date of separation from service.
3. The following language is added to the end of Section 6.7 of the Employment Agreement:
The Company shall furnish the release to Executive as soon as practical, but in no event more than ten (10) days after the date on which Executive’s employment is terminated. If Executive executes and delivers such release to the Company prior to March 15 of the year following the year in which his employment is terminated (or, if Executive has the right to revoke such release pursuant to the Age Discrimination in Employment Act or any other applicable law, executes and delivers such release at such time that such revocation period will expire prior to such March 15), then all Payments (as defined in Section 6.8) that would otherwise have been paid prior to the date on which the release is executed and delivered shall be paid to Executive in a lump sum, without interest, as soon as practical after such release is delivered (or such revocation period expires), but not later than such March 15. If Executive fails to execute and deliver such release prior to the date set forth in the preceding sentence, then the Company shall have no obligation to pay to Executive any Payments that would otherwise have been payable prior to such March 15.
4. The following is hereby added as Section 6.8 of the Employment Agreement:
Involuntary Termination Rule. Any term or provision of this Section 6 or elsewhere in the Agreement to the contrary notwithstanding, the following provisions shall apply to any payments to be made to Executive pursuant to Section 6.1 on termination by reason of Permanent Disability, Section 6.3, or Section 6.5(a) (collectively, the “Payments”):
(a) Each Payment to be made on a separate date shall be treated as a separate Payment for purposes of §409A of the Code.
(b) The aggregate amount of all Payments, if any, payable after March 15 of the year following the year that includes the date of such involuntary termination (“Termination Date”) but before the date that is six months after the Termination Date (increased by any other amounts of taxable compensation paid to the Executive during such period that would not have been paid but for such termination) shall not exceed two times the lesser of (i) Executive’s Base Compensation on the last day of the year immediately prior to the year that includes the Termination Date or (ii) the limit in effect under §401(a)(17) of the Code during the year that includes the Termination Date, as determined by the Company.
(c) To the extent the Payments payable during the period described in Section 6.8(b) would otherwise exceed the limit of Section 6.8(b), such Payments shall be reduced to the extent necessary to satisfy the requirement of Section 6.8(b) as determined by the Company, and the amount by which the Payments are reduced will be paid to Executive in a lump sum, without interest, on the first business day that is six months after the Termination Date as determined by the Company. However, if Executive dies during such period, the limits of Section 6.8(b) shall not apply to Payments to the Executive’s beneficiaries or estate.
(d) If Executive’s termination of employment does not constitute a “separation from service” as defined in §409A of the Code, as determined by the Company, then all Payments that would otherwise be payable after March 15 of the year following the year that includes the Termination Date, and that exceed the limit described in Section 6.8(b), shall be deferred until six months after Executive has incurred a separation from service, as so defined, and all Payments that are so deferred shall be paid in a lump sum, without interest, on the first business day that is at least six months after Executive has incurred a separation from service.
5. Except as otherwise expressly provided in this Amendment, all terms and provisions of the Employment Agreement remain in full force and effect and are hereby ratified and confirmed by the parties.

     IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date first above written.

CONTINENTAL CASUALTY COMPANY		JAMES R. LEWIS

By:	/s/ Thomas Pontarelli	/s/ James R. Lewis
Printed Name: Thomas Pontarelli

Title: Executive Vice President & Chief Administration Officer
Attest:

By:	/s/ James J. Morris
Printed Name: James J. Morris
Title: Assistant Secretary

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